For the fiscal year ended October 31, 2006.
File number 811-04864
Jennison Value Fund


SUB-ITEM 77D
Policies With Respect to Security Investment


Jennison Value Fund

Supplement dated October 12, 2006
to the Prospectus dated December 30, 2005
_____________________________________________________________________________

The following disclosure is added as the third sentence to the first paragraph under the section entitled "INVESTMENT OBJECTIVES AND POLICIES".

The Jennison Fund defines large capitalization companies as those companies with market capitalizations, measured at the time of purchase, as $1 billion or more.

LR0083

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